From:             EnviroStar Inc.
    290 NE 68 Street
    Miami, FL  33138
    Michael Steiner  (305) 754-4551
    Venerando Indelicato  (813) 814-0722

FOR RELEASE: at 10:00 AM, Monday, February 13, 2012

EnviroStar, Inc.  Announces Second Quarter Results

Miami, FL – February 13, 2011, – EnviroStar, Inc., (NYSE Amex: EVI), today reported revenues and earnings for the six and three month periods ended December 31, 2011.  For the first six months of fiscal 2012, revenues increased by 11.6% to $11,290,121 from $10,118,259 for the same period of fiscal 2011.  Net earnings increased by 16.3% to $248,894 or $.04 per share compared to net income of $214,066 or $.03 per share for the same period of fiscal 2011.

For the second quarter of fiscal 2012, revenues decreased by 5.4% to $4,982,250 from $5,264,209 in the comparable period of fiscal 2011. Net earnings for the period decreased by 81.3% to $15,396 or $.01 per share compared to $82,114 or $.01 per share for the second quarter of fiscal 2011.

Venerando J. Indelicato, Chief Financial Officer of EnviroStar Inc., stated, “The results of the second quarter of fiscal 2012 do not compare favorably to the results of the second quarter of fiscal 2011, due to a number of scheduling and operating reasons. Quarterly results are not necessarily indicative of full year results, as we have often stated. However, new orders are trending higher which would indicate an improving economy.”

EnviroStar, Inc. through its subsidiaries is one of the nation’s leading distributors of industrial laundry, dry cleaning equipment and steam boilers.

This press release contains certain information that is subject to a number of known and unknown risks and uncertainties that may cause actual results and trends to differ materially from those expressed or implied by the forward-looking statements.  Information concerning those factors are discussed in Company reports filed with the Securities and Exchange Commission.

EnviroStar, Inc. and Subsidiaries

EnviroStar, Inc. and Subsidiaries   (NYSE Amex:EVI)

Summary Unaudited Consolidated Statements of Income

	Six months ended		Three months ended
	December 31,		December 31,
	2011	2010	2011	2010

Revenues	$11,290,121	$10,118,259	$4,982,250	$5,264,209

Earnings before income taxes	403,560	346,306	27,278	133.366
Provision for income taxes	154,666	132,240	11,882	51,252

Net earnings	$248,894	$214,066	$15,396	$82,114

Basic and diluted earnings per share	$.04	$.03	$.01	$.01

Weighted average shares outstanding:
Basic and diluted	7,033,732	7,033,732	7,033,732	7,033,732